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                                                                     EXHIBIT 1.1

                                                                  EXECUTION COPY

                            SKYWORKS SOLUTIONS, INC.
                                   ("COMPANY")


                                  COMMON STOCK


                                 TERMS AGREEMENT



                                                               September 9, 2003


To:

Credit Suisse First Boston LLC
     Eleven Madison Avenue
     New York, NY 10010-3629



Dear Sirs:

         The undersigned agrees to issue and sell to you ("you" or the "UNDERWRITER"), on and subject to the terms and conditions of the Underwriting Agreement filed as Exhibit 1.01 to the Company's registration statement on Form S-3 (No. 333-107846) and attached as Exhibit 2 hereto (the "SHELF UNDERWRITING AGREEMENT"), as amended and supplemented by this Terms Agreement (the "UNDERWRITING AGREEMENT"), the following securities ("OFFERED SECURITIES") on the following terms:

                  TITLE:  Common Stock

                  NUMBER OF SHARES:  9,200,000

                  OVER-ALLOTMENT: In addition, upon written notice from the Underwriter given to the Company from time to time not more than 30 days subsequent to the date of this Terms Agreement, the Underwriter may purchase up to 1,380,000 additional shares of the Offered Securities (the "OPTIONAL SECURITIES") at the purchase price. The Company agrees to sell to the Underwriter the Optional Securities, and the Underwriter agrees to purchase such Optional Securities. Such Optional Securities may be purchased by the Underwriter only for the purpose of covering over-allotments made in connection with the sale of the Offered Securities. No Optional Securities shall be sold or delivered unless the Offered Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Underwriter to the Company.

                  LISTING:  The Nasdaq Stock Market Inc.'s National Market.

                  PURCHASE PRICE:  $11.14 per share.
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                  EXPECTED REOFFERING PRICE: $11.50 per share, subject to change by the Underwriter.

                  CLOSING: 10 A.M. on September 12, 2003, at the offices of Cravath, Swaine & Moore LLP, New York, New York, in Federal (same day) funds. In addition, there may be an Optional Closing Date, in order to exercise the Over-Allotment option.

                  BLACKOUT:  Until 60 days after the Closing Date.

                  NAME AND ADDRESS OF THE UNDERWRITER: Credit Suisse First Boston LLC, Eleven Madison Avenue, New York, NY 10010-3629

                  The provisions of the Shelf Underwriting Agreement are incorporated herein by reference, as supplemented by this Terms Agreement and as amended for all purposes as follows:

         1. Section 1 of the Shelf Underwriting Agreement is amended by adding the word "time" between the words "to" and "certain" in the first sentence thereof.

         2. Section 2(a) of the Shelf Underwriting Agreement is amended by deleting the parenthetical in the first sentence thereof and replacing it with "(No. 333-107846)".

         3. Section 5(c) of the Shelf Underwriting Agreement is amended by deleting clauses (iv) through (vii) thereof and replacing them with the following:

                  "(iv) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by U.S. Federal or New York authorities; (vii) any major disruption of settlements of securities or clearance services in the United States or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of a majority in interest of the Underwriters including any Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Offered Securities."

         4. Section 6(a) of the Shelf Underwriting Agreement is amended by adding the text "members," between "partners," and "directors" in the first sentence thereof.

         5. Section 8 of the Shelf Underwriting Agreement is amended by deleting the text "clause (iii), (iv), (v), (vi) or (vii) of Section 5(c)" in the last sentence thereof and replacing it with "clause (iii), (iv), (vi), (vii) or (viii) of Section 5(c)".

                  The Shelf Underwriting Agreement is hereby further amended and supplemented solely for purposes of this Terms Agreement as follows:
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         1.       Section 2 of the Shelf Underwriting Agreement is hereby
amended by adding the following additional representations and warranties following subsection (z) thereof:

                  "(aa) The Company has no direct or indirect subsidiary that is a significant subsidiary (as such term is defined in Rule 1-02 of Regulation S-X, as promulgated by the Commission as of the date hereof).

                  (bb) The schedule delivered by the Company to the Underwriter as of the date hereof and identified by the Company as the schedule delivered in connection with this clause (bb) sets forth (i) the number of outstanding shares of Common Stock of the Company as of June 25, 2002, after giving effect to the merger of Washington Sub, Inc. with and into Alpha Industries, Inc. and (ii) as of August 28, 2003, a true, complete and correct list of all issuances by the Company of Common Stock and any security convertible into or exchangeable or exercisable for Common Stock since June 25, 2002."

         2. Section 5 of the Shelf Underwriting Agreement is amended by deleting subsection (a) thereof and replacing it with the following:

                  "(a) (i) On or prior to the date of the Terms Agreement, the Underwriter shall have received a letter, dated the date of delivery thereof, of KPMG LLP, in form and substance satisfactory to the Underwriter, concerning the financial information with respect to the Company set forth in the Prospectus, including any documents incorporated by reference therein.

                   (ii) On or prior to the Closing Date, the Underwriter shall have received a letter, dated the Closing Date, of Deloitte & Touche LLP, in form and substance satisfactory to the Underwriter, concerning the financial information with respect to the Company set forth in the Prospectus, including any documents incorporated by reference therein."

         3. Section 5 of the Shelf Underwriting Agreement is further amended by adding the following additional conditions precedent following subsection (h) thereof:

                  "(i) On or prior to the date of the Terms Agreement, the Underwriter shall have received lock-up letters in the form of Exhibit 1 to the Terms Agreement from each of the persons listed on Schedule A hereto.

                  (j) The Company shall have filed with The Nasdaq Stock Market's National Market a Notification Form for Listing of Additional Shares with respect to the Offered Securities, and shall not have received notification that such Notification Form has been rejected.

                  (k) The Underwriter shall have received a certificate of the President or any Vice President and a principal financial or accounting officer of the Company, dated the Closing Date, in which such officers shall state that, to the best of their knowledge after reasonable investigation, the attached schedule sets forth as of the close of business on the date immediately preceding the Closing Date a true, complete and correct list of all issuances by the Company of Common Stock and any security convertible into or exchangeable or exercisable for Common Stock since August 28, 2003, in form and substance reasonably satisfactory to the Underwriter."

         4. Section 6(c) of the Shelf Underwriting Agreement is amended by deleting the first sentence thereof and replacing it with the following:

                  "Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made


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         against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above."

         5. Section 6(c) of the Shelf Underwriting Agreement is further amended by deleting the last sentence thereof and replacing it with the following:

                  "No indemnified party shall effect any settlement of any pending or threatened action without the prior written consent of the indemnifying party, which such consent shall not be unreasonably withheld or delayed; provided that the indemnifying party shall be deemed to have consented for purposes of this Section 6 to any proposed settlement of which written notice has been delivered to it in accordance with Section 9 of the Shelf Underwriting Agreement and with respect to which it has not notified the indemnified party within 45 days after delivery of such notice of its election not to consent to such proposed settlement."

                  The Offered Securities will be made available for checking and packaging at the offices of Cravath, Swaine & Moore LLP, New York, New York, at least 24 hours prior to the Closing Date.

                  For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by the Underwriter for use in the Prospectus consists of the following information in the Prospectus furnished on behalf of the Underwriter: the concession and reallowance figures appearing in the fourth paragraph under the caption "Underwriting" in the prospectus supplement and the information contained in the eleventh paragraph under the caption "Underwriting" in the prospectus supplement.



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                  If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the Underwriter in accordance with its terms.

                                     Very truly yours,

                                     SKYWORKS SOLUTIONS, INC.

                                       By  /s/ Paul E. Vincent
                                           -----------------------------
                                           Name: Paul E. Vincent
                                           Title: Chief Financial Officer,
                                                  Treasurer and Secretary

The foregoing Terms Agreement is hereby
 confirmed and accepted as of the date
 first above written.


     CREDIT SUISSE FIRST BOSTON LLC

              By  /s/ Amr A. El Shaer
                  ---------------------------------
                  Name:  Amr A. El Shaer
                  Title:  Director
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                                   SCHEDULE A

PERSONS DELIVERING LOCK-UP AGREEMENTS:

David J. Aldrich
Kevin D. Barber
Donald R. Beall
Moiz M. Beguwala
Dwight W. Decker
Timothy R. Furey
Liam K. Griffen
Balakrishnan Iyer
Thomas C. Leonard
George M. LeVan
David J. McLachlan
Paul E. Vincent




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                                    EXHIBIT 1

                                                               September 8, 2003





Skyworks Solutions, Inc.
     20 Sylvan Road
     Woburn, MA 01801

Credit Suisse First Boston LLC
     Eleven Madison Avenue
     New York, NY 10010-3629





Dear Sirs:

                  As an inducement to the Underwriters to execute the Underwriting Agreement, pursuant to which an offering will be made that is intended to result in an orderly market for the common stock, par value $0.25 per share (the "SECURITIES"), of Skyworks Solutions, Inc., and any successor (by merger or otherwise) thereto (the "COMPANY"), the undersigned hereby agrees that from the date hereof and until 60 days after the public offering date set forth on the final prospectus supplement used to sell the Securities (the "OFFERING DATE") pursuant to the Underwriting Agreement, to which you are or expect to become a party, the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of the Securities or securities convertible into or exchangeable or exercisable for any shares of Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC. In addition, the undersigned agrees that, without the prior written consent of Credit Suisse First Boston LLC, it will not, during the period commencing on the date hereof and ending 60 days after the Offering Date, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

                  Any Securities received upon exercise of options granted to the undersigned will also be subject to this Agreement, provided that the exercise of such options by the undersigned will not be subject to this Agreement.. Any Securities acquired by the undersigned in the open market will not be subject to this Agreement. A transfer of Securities to a family member or trust may be made, provided the transferee agrees to be bound in writing by the terms of this Agreement.

                  In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Agreement.


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                  This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Agreement shall lapse and become null and void if the Offering Date shall not have occurred on or before September 22, 2003.


                                    Very truly yours,



                                    -----------------------------------
                                    Name:




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                                    EXHIBIT 2

                             UNDERWRITING AGREEMENT